PLUM CREEK TIMBERLANDS, L.P.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
(In Millions)	December 31, 2003	December 31, 2002	December 31, 2001
Revenues:
Timber	$664	$649	$423
Real Estate	124	98	80
Manufacturing	397	381	86
Other	11	9	9

Total Revenues	1,196	1,137	598

Costs and Expenses:
Cost of Goods Sold:
Timber	345	318	188
Real Estate	77	34	20
Manufacturing	390	370	83
Other	4	2	1

Total Cost of Goods Sold	816	724	292

Selling, General and Administrative	77	75	56

Total Costs and Expenses	893	799	348

Operating Income	303	338	250
Interest Expense, net	117	103	54

Income before Income Taxes	186	235	196
Benefit (Provision) for Income Taxes	6	(2)	142

Net Income	$192	$233	$338

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P.
CONSOLIDATED BALANCE SHEETS

(In Millions)	December 31, 2003	December 31, 2002
Assets
Current Assets:
Cash and Cash Equivalents	$260	$246
Restricted Advance from Customer	3	4
Accounts Receivable	34	33
Inventories	54	58
Investment in Grantor Trusts	22	19
Deferred Tax Asset	11	11
Other Current Assets	28	14

	412	385

Timber and Timberlands - Net	3,674	3,599
Property, Plant and Equipment - Net	303	307
Other Assets	6	7

Total Assets	$4,395	$4,298

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$33	$33
Accounts Payable	27	25
Interest Payable	28	21
Wages Payable	23	23
Taxes Payable	15	11
Deferred Revenue	16	18
Liabilities Associated with Grantor Trusts	22	19
Other Current Liabilities	15	14

	179	164

Long-Term Debt	1,437	1,170
Lines of Credit	594	669
Deferred Tax Liability	37	44
Other Liabilities	29	29

Total Liabilities	2,276	2,076

Commitments and Contingencies

Equity
Partners' Capital	2,119	2,222

Total Liabilities and Equity	$4,395	$4,298

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(In Millions)	December 31, 2003	December 31, 2002	December 31, 2001
Cash Flows From Operating Activities
Net Income	$192	$233	$338
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization
(2003 Includes $4 LossRelated to Forest Fires)	107	105	55
Basis of Real Estate Sold (2003 Includes $14 Impairment Losses)	66	28	18
Deferred Income Taxes	(7)	1	(198)
Working Capital Changes (2001 Net of Effect of Business Acquisition)	2	(5)	(4)
Other	9	6	14

Net Cash Provided By Operating Activities	369	368	223

Cash Flows From Investing Activities
Property Additions (Excluding Timberland Acquisitions)	(84)	(91)	(76)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(162)	(158)	17
Merger Costs	--	--	(29)
Cash Received in Conjunction with Acquisition	--	--	159

Net Cash Provided By (Used In) Investing Activities	(246)	(249)	71

Cash Flows From Financing Activities
Cash Distributions	(299)	(257)	(292)
Borrowings of Long-term Debt	298	25	536
Retirement of Long-term Debt	(33)	(34)	(676)
Borrowings on Lines of Credit	1,922	1,708	499
Repayments on Lines of Credit	(1,997)	(1,508)	(153)
Other	--	--	(15)

Net Cash Used In Financing Activities	(109)	(66)	(101)

Increase In Cash and Cash Equivalents	14	53	193
Cash and Cash Equivalents:
Beginning of Period	246	193	--

End of Period	$260	$246	$193

Supplementary Cash Flow Information

Cash Paid (Received) During the Year for:
Interest	$112	$110	$69
Income Taxes - Net	$(1)	$4	$56

Cash Received in Connection with Acquisition:
Fair Value of Assets Acquired			$2,659
Liabilities Assumed			970
Equity Issued			(1,848)

Cash Acquired			$159

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Accounting Policies

General.    Plum Creek Timberlands, L.P. is a Delaware Limited Partnership and a wholly owned subsidiary of Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. (“Parent”) is a Delaware Corporation and real estate investment trust, or REIT. References herein to “Plum Creek” relate to Plum Creek Timber Company, Inc. and its wholly owned subsidiaries.

At December 31, 2003, Plum Creek Timberlands, L.P. and its subsidiaries (“Operating Partnership”) owned and managed 8.1 million acres of timberlands in the Northwest, Southern and Northeast United States, and owned and operated ten wood product conversion facilities in the Northwest United States. Included in the 8.1 million acres are 1.35 million acres of higher and better use timberlands and 1.4 million acres of non-strategic timberlands. The higher and better use timberlands are expected to be sold over the next 15 years for conservation, residential or recreational purposes. Approximately half of the non-strategic timberlands are expected to be sold in large blocks over the next two years. The other half of the non-strategic timberlands, which are generally in smaller tracts, is expected to be sold over the next five to ten years. In the meantime, these timberlands continue to be used productively in our business of growing and selling timber.

On December 16, 1997, shareholders of Georgia-Pacific Corporation (“Georgia-Pacific”) approved the creation of two classes of common stock (“The Letter Stock Recapitalization”) intended to reflect separately the performance of Georgia-Pacific’s manufacturing (“Georgia-Pacific Group”) and timber businesses (“The Timber Company”). The Timber Company represented the separate group of businesses whose results were tracked by Georgia-Pacific’s Timber Company stock (“Timber Company Stock”) and was engaged primarily in the growing and selling of timber on the approximately 4.7 million acres of timberlands that Georgia-Pacific owned or leased.

On October 5, 2001, Georgia-Pacific redeemed all of the outstanding shares of Timber Company Stock, or 82.3 million shares. In connection with the redemption, each outstanding share of Timber Company Stock was exchanged for one unit, or a “Unit,” that represented one outstanding share of common stock of each of Georgia-Pacific’s former subsidiaries, which collectively held all of the assets and liabilities attributed to The Timber Company. On October 6, 2001, The Timber Company merged with and into Plum Creek, with Plum Creek as the surviving company (“The Timber Company Merger”). As a part of the merger, The Timber Company shareholders received 1.37 shares of Plum Creek’s common stock for each Unit, or approximately 112.7 million shares. Immediately following the merger, the assets and liabilities of The Timber Company were transferred to the Operating Partnership.

The Timber Company Merger in 2001 has been accounted for as a reverse acquisition, with The Timber Company being treated as the acquirer for accounting and financial reporting purposes. As a consequence, even though The Timber Company ceased to exist for legal purposes, the historical financial statements of The Timber Company have become the financial statements of the Operating Partnership effective as of the consummation date of the merger. Therefore, the statements of income and cash flows for the year ended December 31, 2001 include the operating results and cash flows of The Timber Company through October 5, 2001 and the operating results and cash flows of the consolidated Operating Partnership from the date of the merger. Because the merger was accounted for as a reverse acquisition, in general when we refer to “Plum Creek” we are referring to Plum Creek Timber Company, Inc. and its subsidiaries after giving effect to the merger and when we refer to “The Timber Company” we are referring to the historic operations of The Timber Company prior to the merger.

Basis of Presentation.    The consolidated financial statements of the Operating Partnership include the accounts of Plum Creek Timberlands, L.P. and its subsidiaries. Plum Creek Timberlands, L.P. and its subsidiaries are 100% owned by Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. has no independent assets, liabilities or operations other than its investment in Plum Creek Timberlands, L.P.  References to “the Operating Partnership,” “we,” “us” or “our” relate to Plum Creek Timberlands, L.P. and subsidiaries. Intercompany transactions and accounts between Plum Creek Timberlands, L.P. and its subsidiaries have been eliminated in consolidation. All transactions are denominated in United States dollars.

The financial statements of The Timber Company were prepared on a basis that Georgia-Pacific’s management believed was reasonable and appropriate and include (i) the historical balance sheets, results of operations and cash flows for The Timber Company, with all significant intercompany transactions and balances eliminated; and (ii) assets and liabilities of Georgia-Pacific and related transactions identified with The Timber Company, including allocated portions of Georgia-Pacific’s debt and general and administrative expenses.

The Timber Company’s combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors of Georgia-Pacific to various corporate activities, as described below.

At June 30, 1997, $1.0 billion of Georgia-Pacific’s total debt was allocated to The Timber Company for financial statement purposes. Georgia-Pacific’s debt was allocated to The Timber Company based upon a number of factors including expected future cash flows, volatility of earnings, and the ability to pay debt service. In addition, Georgia-Pacific considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, as a means of ensuring that each group could continue to pay debt service during a business downcycle. The Timber Company’s debt increased or decreased by the amount of any net cash generated by, or required to fund, its operating activities, investing activities, and financing activities. Georgia-Pacific’s management believed that such allocation was equitable and reasonable.

Interest was charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted-average interest rate of Georgia-Pacific’s debt calculated on a quarterly basis. Georgia-Pacific’s management believed that this method of allocating the cost of debt was equitable and provided a reasonable estimate of the cost attributable to the two business groups. Changes to the cost of Georgia-Pacific’s debt were reflected in adjustments to the weighted average interest cost of such debt.

A portion of Georgia-Pacific’s shared general and administrative expenses (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and information systems support) were allocated to The Timber Company based upon identification of such services specifically used by The Timber Company. Where determinations based on a specific usage alone have been impracticable, other methods and criteria were used that Georgia-Pacific’s management believed were equitable and provided a reasonable estimate of the cost attributable to The Timber Company. These methods consisted of allocation cost based on (i) number of employees of each group, (ii) percentage of office space and (iii) estimated percentage of staff time utilized. The total of these allocations were $2 million for 2001 through the date of the merger. It is not practicable to provide a detailed estimate of the expense that would have been recognized if The Timber Company had been a separate legal entity.

A portion of Georgia-Pacific’s employee benefit costs, including pension and postretirement health care and life insurance benefits, was allocated to The Timber Company. The Timber Company’s pension cost related to its participation in Georgia-Pacific’s noncontributory defined benefit pension plan, and other employee benefit costs related to its participation in Georgia-Pacific’s postretirement health care and life insurance benefit plans, were actuarially determined based on the number of its employees and an allocable share of the plan assets and are calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. Georgia-Pacific’s management believed such method of allocation was equitable and provided a reasonable estimate of the costs attributable to The Timber Company.

The federal income taxes of Georgia-Pacific and the subsidiaries that owned assets allocated to The Timber Company were determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds were allocated to The Timber Company based principally on the taxable income and tax credits directly attributable to it. Such allocations reflected The Timber Company’s contribution (positive or negative) to Georgia-Pacific’s consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits, if any, generated by The Timber Company that could not have been used by The Timber Company, but could be used on a consolidated basis, were credited to The Timber Company. Had The Timber Company filed a separate tax return for 2001 through the date of The Timber Company Merger, the provision for income taxes and net income for The Timber Company would not have differed significantly from the amounts reported on the Operating Partnership’s statement of income for the year ended December 31, 2001.

Depending on the tax laws of various jurisdictions, state and local income taxes were calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds determined on a consolidated or combined basis were allocated to The Timber Company based on its contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments that were determined on a separate corporation basis were allocated to The Timber Company in a manner designed to reflect the contributions of The Timber Company’s separate state or local taxable income.

Change in Year-End.    Effective October 6, 2001, the financial statements of the Operating Partnership are based on a fiscal year ending December 31. Prior to the merger, The Timber Company’s fiscal year ended on the Saturday closest to December 31.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Concentrations.    Sales of the Operating Partnership’s products are dependent upon the economic conditions of the housing, repair and remodeling, industrial, and pulp and paper industries. Changes in these industries may significantly affect management’s estimates and the Operating Partnership’s performance.

Revenue Recognition.    Timber sales are recognized when legal ownership and the risk of loss transfer to the purchaser and the quantity sold is determinable. This occurs when a purchaser acquires stumpage or standing timber, or when a purchaser receives logs on a delivered sale agreement. There are two types of stumpage agreements. First, a timber deed agreement is one in which the buyer purchases and takes title to all timber on a tract of land. When title passes (usually when the contract is signed), revenue is recognized for the full value of all timber on the tract. Second, a pay-as-cut contract agreement is one in which the purchaser acquires the right to harvest specified timber on a tract, at an agreed-to price per unit. The sale and any related advances are recognized as the purchaser harvests the timber on the tract. For delivered sales, the title and risk of loss passes and revenue, including amounts billed for shipping and handling, is recognized, when the log is delivered to the customer.

Subsequent to The Timber Company Merger, as a result of certain REIT requirements, the Operating Partnership ceased using timber deed agreements and began using lump-sum sale agreements. Under a lump-sum sale, the parties agree to a lump-sum price for all the timber available for harvest on a tract of land. Generally the lump-sum price is paid when the contract is signed. However, unlike timber deeds, title to the timber and risk of loss transfers to the buyer as the timber is cut. Therefore, revenue is recognized each month based on the timber harvested compared to total timber available to be harvested on a tract of land over the term of the contract (usually 12 to 18 months). An adjustment may be required at the completion of the contract to the extent the actual timber harvested was different than the estimate of timber available for harvest based on the timber cruise.

Revenues generated from the sale of lumber, plywood, MDF and related by-products, primarily wood chips, and amounts billed for shipping and handling, are recognized at the time of delivery. Revenues generated from real estate sales include the sale of higher and better use timberlands and non-strategic timberlands and are recognized when the sale is consummated. In some of these transactions, the Operating Partnership exchanged timberlands that qualified for like-kind (tax-deferred) exchange treatment under the Internal Revenue Code. Substantially all of these exchanges involved a third party intermediary, whereby the third party intermediary received proceeds related to the property disposed and then reinvested the proceeds in like-kind property. The proceeds are recorded as revenues when they are received by the third party intermediary.

Cash and Cash Equivalents.    All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. Substantially all of the cash and cash equivalents are invested in money market funds. The Operating Partnership periodically reviews the credit rating of the financial institution where the money market funds are maintained. The Operating Partnership has restricted cash related to certain advances from a customer associated with lump-sum timber sales. When the trees associated with these lump-sum contracts are cut, the Operating Partnership may access the cash.

Accounts Receivable.    Accounts receivable at December 31, 2003 and 2002 is presented net of an allowance for doubtful accounts of $1 million. Accounts are deemed past due based on payment terms. The allowance for doubtful accounts represents management’s estimate and is based on historical losses, recent collection history and credit ratings of individual customers and existing economic conditions. Delinquent accounts are charged off against the allowance for doubtful accounts to the extent and at the time they are deemed uncollectible.

Grantor Trusts.    Several grantor trusts have been established for deferred compensation. Assets, which include money market and mutual fund investments, are classified as “trading securities” and are carried at market value. Realized gains and losses and changes in unrealized gains and losses and a corresponding amount of compensation expense are recorded in the consolidated statement of income.  Additionally, at December 31, 2003 and 2002, the trusts held 0.3 million shares of common stock of Plum Creek Timber Company, Inc., which are carried at historical cost.

Inventories.    Logs, work-in-process and finished goods of the Operating Partnership are stated at the lower of cost or market on the average cost method. Supplies inventories are stated at cost. Costs for manufactured inventories included raw materials, labor, supplies, energy, depreciation and production overhead. Cost of log inventories included timber depletion, stumpage, associated logging and harvesting costs, road costs and production overhead.

Timber and Timberlands.    Timber and timberlands, including logging roads, are stated at cost less accumulated depletion for timber previously harvested and accumulated road amortization. The Operating Partnership capitalizes timber and timberland purchases and reforestation costs and other costs associated with the planting and growing of timber, such as site preparation, growing or purchases of seedlings, planting, fertilization, herbicide application and the thinning of tree stands to improve growth. Timber carrying costs, such as real estate taxes, insect control, wildlife control, leases of timberlands (other than lease payments for the purchase of standing timber, in which case the payments are capitalized) and forest management personnel salaries and fringe benefits, are expensed as incurred. Costs of major roads are capitalized and amortized over 30 years. Costs for roads that are built to access multiple logging sites over numerous years are capitalized and amortized over 6 years. Costs for roads built to access a single logging site are expensed as incurred.

Costs attributable to timber harvested, or depletion, are charged against income as trees are cut. Depletion rates are determined annually based on the relationship between net carrying value of the timber plus certain capitalizable silviculture costs expected to be incurred over the harvest cycle and total timber volume estimated to be available over the harvest cycle. The depletion rate calculations do not include an estimate for either future reforestation costs associated with a stand’s final harvest or future volume in connection with the replanting of a stand subsequent to its final harvest. Net carrying value of the timber and timberlands is used to compute the gain or loss in connection with real estate sales. There is no book basis allocated to the sale of conservation easements.

The Operating Partnership enters into like-kind (tax-deferred) exchange transactions to acquire and sell assets, principally timberlands. During 2003, the Operating Partnership acquired assets totaling $57 million under tax-deferred exchange transactions compared to $33 million during 2002 and $25 million during 2001. Also during 2003, the Operating Partnership disposed of assets for consideration of $53 million under tax-deferred exchange transactions, compared to $36 million during 2002 and $30 million during 2001.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost. Replacements of major units of property are capitalized, and the replaced properties are retired. Replacement of minor components of property and repair and maintenance costs, are charged to expense as incurred.

All property, plant and equipment other than manufacturing machinery (lumber, plywood and MDF) are depreciated using the straight-line method over the estimated useful lives of the related assets. Manufacturing machinery and equipment are depreciated on a units-of-production basis, which approximates a straight-line basis. Useful lives are 25 years for land improvements, 20 to 45 years for buildings, and 3 to 20 years for machinery and equipment. Leasehold improvements are depreciated over the lease term or estimated useful life, whichever is shorter. The cost and related accumulated depreciation of property sold or retired are removed from the accounts and any gain or loss is recorded.

In accounting for its coalbed methane gas exploration and development costs, the Operating Partnership follows the successful efforts method. Under this method, the gas exploratory costs, other than those of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending discovery of proved commercial reserves, and either (i) expensed, if proven commercial reserves are not discovered, or (ii) capitalized with costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of natural gas and crude oil. The costs of producing properties are amortized using the units-of-production method over estimated recoverable gas reserves.

Shipping and Handling Costs.    Costs incurred for shipping timber and manufactured products are included in cost of goods sold.

Stock-Based Compensation Plans.     At December 31, 2003, Plum Creek had stock-based employee compensation plans, which are described more fully in Note 9 of the Notes to Financial Statements. The cost of the stock-based employee compensation plans has been allocated to the Operating Partnership. Prior to 2002, the Operating Partnership accounted for those plans under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Except for approximately $0.6 million related to the acceleration in vesting of certain Timber Company options in 2001, no stock-based employee compensation cost related to stock options is reflected in 2001 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In the second quarter of 2002 the Operating Partnership adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” effective January 1, 2002 prospectively to all employee awards granted, modified, or settled after January 1, 2002.

Accounting for employee stock options in accordance with SFAS No. 123 is considered preferable because it results in all forms of employee compensation, including stock-based compensation, being charged to expense in the income statement. This accounting policy change had no impact on previously reported operating income or net income. The impact of the accounting change on compensation expense was an increase of approximately $0.4 million for 2002. In accordance with the transitioning provisions of SFAS No. 123, no cumulative effect adjustment was recorded.

Stock option awards generally vest over a four-year period at a rate of 25% per year. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards for the years ended December 31 (in millions):

	2003	2002	2001
Net income, as reported	$192	$233	$338
Add: Stock-based employee compensation expense included
in reported net income, net of related tax effects	4	5	1
Deduct: Total stock-based employee compensation expense
determined under fair value based method
for all awards, net of related tax effects	(4)	(5)	(4)

Pro forma net income	$192	$233	$335

Stock-based employee compensation expense included in reported net income, net of related tax effects is comprised of expenses related to the following for the years ended December 31 (in millions):

	2003	2002	2001
Stock options	$0.9	$0.4	$0.6
Plum Creek value management awards, dividend
equivalents, and grants of restricted stock	3.0	4.1	0.7

Total	$3.9	$4.5	$1.3

Since both the value management awards and the dividend equivalents are paid 50% in common stock of Plum Creek Timber Company, Inc. and 50% in cash, we also expensed $2.6 million in 2003, $3.3 million in 2002 and $0.6 million in 2001 for the cash portion of these awards. See Note 9 of the Notes to Financial Statements.

Reclassifications.    Certain prior year amounts have been reclassified to conform with the 2003 presentation. The reclassifications had no impact on operating income or net income.

New Accounting Pronouncements.    In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS No. 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS No. 149 amends SFAS No. 133 as a result of decisions previously made as part of the Derivatives Implementation Group process, changes made in connection with other FASB projects dealing with financial instruments, and deliberations in connection with issues raised in relation to the application of the definition of a derivative. Except for certain provisions that merely represent the codification of previous Derivatives Implementation Group decisions, which were effective immediately, the Statement is effective for contracts entered into or modified after September 30, 2003, and hedging relationships designated after September 30, 2003. Management does not expect that adoption of this standard will have a material impact on the Operating Partnership’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.“  SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Management does not expect that adoption of this standard will have a material impact on the Operating Partnership’s financial condition, results of operations or cash flows.

Note 2.    Acquisitions and Dispositions

During the fourth quarter of 2003, management concluded that it was probable that approximately 28,000 acres of non-strategic timberlands in the State of Washington would be sold during the next twelve months. These timberlands have a book basis of $30 million. Management estimates that the fair value of these timberlands, net of selling costs, is approximately $25 million. As a result, an impairment loss of $5 million was included in Cost of Goods Sold for Real Estate on the Statement of Income.

During the third and fourth quarter of 2003, the Operating Partnership acquired 68,000 acres of timberlands in South Carolina, 38,000 acres in Arkansas and 33,000 acres in New Hampshire for approximately $162 million. The Southern timberlands are dominated by mature loblolly pine plantations. The New Hampshire timberlands contain both softwood and mixed hardwood stands. The purchases were financed primarily using borrowings under existing lines of credit and $25 million of funds from tax-deferred exchange transactions and have been accounted for as asset acquisitions.

During the first quarter of 2003, the Operating Partnership entered into a binding agreement to sell approximately 29,000 acres of non-strategic timberlands for $13 million. This transaction closed in the second quarter of 2003. The timberlands had a book basis of $22 million, and the Operating Partnership recorded an impairment of $9 million in the first quarter of 2003. The timberlands possessed a timber age profile younger than the average for the Operating Partnership’s Rockies Region, had limited real estate potential, and were the furthest west from our manufacturing facilities.

During the fourth quarter of 2002, the Operating Partnership acquired 307,000 acres of timberlands located primarily in Wisconsin for approximately $141 million. The timberlands contain a diversified mix of trees and age profiles including mature mixed hardwood stands, mixed natural conifer stands, and hardwood and conifer plantations. The purchase was financed primarily using existing lines of credit and has been accounted for as an asset acquisition.

Note 3.    Timber and Timberlands and Property, Plant and Equipment and Inventory

Timber and timberlands consisted of the following (in millions):

	December 31, 2003	December 31, 2002
Timber and logging roads - net	$2,404	$2,352
Timberlands	1,270	1,247

Timber and Timberlands - net	$3,674	$3,599

During the third quarter of 2003, a loss of $4 million was recorded in the Northern Resources Segment as a result of forest fires on approximately 45,000 acres in Montana. The $4 million loss represents the book basis of the timber volume destroyed by fire.

Property, plant and equipment consisted of the following (in millions):

	December 31, 2003	December 31, 2002
Land, buildings and improvements	$81	$82
Machinery and equipment	304	285

	385	367
Accumulated depreciation	(82)	(60)

Property, Plant and Equipment - net	$303	$307

Property, Plant and Equipment – net at December 31, 2003 includes $22 million of capitalized costs associated with the Operating Partnership’s coalbed methane exploration and development activities and $9 million at December 31, 2002.

Inventories, accounted for using the lower of average cost or market, consisted of the following (in millions):

	December 31, 2003	December 31, 2002
Raw materials (logs)	$10	$17
Work-in-process	4	4
Finished goods	31	27

	45	48
Supplies	9	10

Total	$54	$58

Note 4.    Income Taxes

Plum Creek Timber Company, L.P. is a limited partnership and therefore is not subject to income tax. Plum Creek Timber Company, L.P.'s taxable income is allocated 100% to Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. has elected to be taxed as a REIT under sections 856-860 of the United States Internal Revenue Code. A REIT's income, including its allocated share of taxable income from partnerships, is generally not subject to corporate-level income tax if it satisfies certain requirements as set forth in the Internal Revenue Code. Under these sections, a REIT is permitted to deduct dividends paid to stockholders in computing its taxable income. If a company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.

Plum Creek conducts its activities through various wholly owned operating partnerships. The activities of the operating partnerships consist primarily of sales of timber under pay-as-cut contracts, and the income from such sales is not subject to corporate income tax. In addition, our various taxable REIT subsidiaries (subchapter "C" corporations) harvest and sell logs, purchase and sell timber under pay-as-cut contracts or lump-sum sales, conduct our manufacturing operations and sell some higher and better use timberlands.

The Operating Partnership's tax provision includes the tax expense and/or benefit associated with Plum Creek's various taxable REIT subsidiaries, as well as any tax expense and/or benefit incurred by the REIT (e.g., built-in gains tax) and allocated to the operating partnership that caused the related income tax expense or benefit.

As a consequence of The Timber Company Merger, which involved merging a taxable entity into a nontaxable entity, Plum Creek will generally be subject to corporate-level tax (built-in gains tax) only if it makes a taxable disposition of certain property acquired in The Timber Company Merger within the ten-year period following the merger date. The built-in gains tax only applies to gains from such asset sales to the extent that the fair value of the property exceeded its tax basis at the merger date. The built-in gains tax does not apply to income generated from the harvesting and sale of trees. In accordance with SFAS No. 109, "Accounting for Income Taxes", a tax benefit of $216 million was recognized in the fourth quarter of 2001. This tax benefit represents the elimination of the deferred tax liability associated with temporary differences related primarily to timberlands held by the Operating Partnership that are not expected to be disposed of in transactions subject to built-in gains tax during a ten-year period following the merger.

The Timber Company was included in Georgia-Pacific's consolidated tax return through the date of The Timber Company Merger and in Plum Creek's tax return subsequent to the date of the merger. For periods prior to The Timber Company Merger, the provision for income taxes includes The Timber Company's allocated portion of Georgia-Pacific's income taxes currently payable and those deferred because of temporary differences between the financial statement basis and the tax basis of assets and liabilities through the merger date. For periods subsequent to The Timber Company Merger, the tax provision reflects the operations of Plum Creek's taxable REIT subsidiaries and any built-in gains tax associated with certain dispositions of property previously owned by The Timber Company.

The provision (benefit) for income taxes consists of the following for the years ended December 31 (in millions):

	2003	2002	2001
Federal income taxes:
Current	$1	$1	$49
Deferred	4	3	17
State income taxes:
Current	--	--	7
Deferred	(1)	--	1
Benefit of operating loss carryforwards	(10)	(2)	--
Adjustment to deferred tax liability due to
change in tax status	--	--	(216)

Provision (benefit) for income taxes	$(6)	$2	$(142)

The federal statutory income tax rate was 35%. The income generated by the Operating Partnership is generally not subject to federal and state income tax. The provision for income taxes is reconciled as follows to the federal statutory rate for the years ended December 31 (in millions):

	2003	2002	2001
Provision for income taxes computed at the
Federal statutory tax rate	$65	$82	$69
Adjustment to deferred tax liabilities for
change in tax status at date of merger	--	--	(216)
Partnership income not subject to Federal tax	(68)	(79)	(1)
State income taxes, net of Federal benefit	(1)	--	6
Permanent book-tax differences	(2)	(1)	--

Provision (benefit) for income taxes	$(6)	$2	$(142)

Deferred income taxes are provided for net operating loss carryforwards and the temporary differences between the financial reporting basis and tax basis of the Operating Partnership’s assets and liabilities. The components of net deferred income tax liabilities are as follows (in millions):

	December 31, 2003	December 31, 2002
Deferred income tax assets:
Accrued compensation	$14	$13
Net operating loss carryforwards	17	8
Other accruals and reserves	6	11

	37	32

Deferred income tax liabilities:
Machinery and equipment	(60)	(62)
Timber and timberlands	(3)	(3)

	(63)	(65)

Deferred income tax liability, net	$(26)	$(33)

Deferred income tax liabilities at December 31, 2003 and 2002 are net of $11 million of deferred tax assets included in current assets.

Plum Creek conducts its activities through various wholly owned operating partnerships and through several taxable REIT subsidiaries. The activities of the Operating Partnership are not subject to corporate-level income tax. The book basis of the Operating Partnership’s assets and liabilities exceeds its tax basis by approximately $1.6 billion at December 31, 2003. Plum Creek’s taxable REIT subsidiaries file a consolidated federal income tax return. Operating loss carryforwards for the taxable REIT subsidiaries as of December 31, 2003 are approximately $44 million expiring between 2020 and 2023.

The Timber Company filed its federal income tax return as part of Georgia-Pacific’s (GP) consolidated income tax return for all tax years through the date of The Timber Company Merger. Under the agreement governing the terms of The Timber Company Merger, the Operating Partnership remains liable to GP for any additional tax that would result from audit adjustments by the Internal Revenue Service (the “Service”) for any open tax years. The Service has completed all examinations of GP’s consolidated income tax returns through 1998. The Service has proposed certain adjustments for 1997 and 1998 for which final settlement has not been reached. The proposed adjustments are in dispute and are currently in administrative appeals before the Service. No amounts have been accrued for these proposed IRS adjustments as we believe there are substantial defenses for the matters in dispute. GP’s consolidated income tax returns for 1999 and 2000 are currently under examination. Additionally, the Service has completed examinations of the federal income tax return of Plum Creek Timber Company, Inc. and the consolidated federal income tax return of the taxable REIT subsidiaries for the period ended December 31, 1999 and for the year 2000. Plum Creek has no open tax years prior to 2001.

Note 5.    Borrowings

Long–term debt and the lines of credit consist of the following (in millions):

	December 31, 2003	December 31, 2002
Lines of Credit: (A)
Revolving Line of Credit due 2005	$594	$599
364-day Revolving Line of Credit due 2003	--	70

Senior Notes due 2007, 11.125% plus unamortized premium of $5.3 at
12/31/03, effective rate 6.19%	62	79

First Mortgage Notes due 2007, 11.125% plus unamortized premium of $4.7 at 12/31/03, effective rate 6.19%	56	71

Senior Notes due 2007, 5.31%	25	25

Senior Notes due 2009, 8.73% plus unamortized premium of $7.9 at
12/31/03, effective rate 7.55%	158	159

Senior Notes due 2011, mature serially 2007 to 2011, 7.62% to 7.83%, plus unamortized premium of $1.9 at 12/31/03, effective rates of
6.96% to 7.84%	173	174

Senior Notes due 2013, mature serially 2006 to 2013, 6.96% to 7.76%, less unamortized discount of $6.1 at 12/31/03, effective rates of
6.95% to 8.04%	494	493

Senior Notes due 2016, mature serially 2006 to 2016, 7.74% to 8.05%, plus unamortized premium of $1.9 at 12/31/03, effective rates of
6.96% to 8.04%	202	202

Senior Notes due 2013, mature serially 2008 to 2013, 4.96% to 6.18%	280	--

Senior Notes due 2008, 3-month LIBOR plus 1.445%, at 12/31/03 2.615%	20	--

Total Long-term Debt	$2,064	$1,872

Less: Current Portion	(33)	(33)

Long-term Portion	$2,031	$1,839

(A)	At December 31, 2003, the Operating Partnership had $594 million of borrowings and $5 million of standby letters of credit outstanding under its $600 million revolving line of credit maturing on September 30, 2005. During 2003, the Operating Partnership elected not to renew the $150 million 364-day revolving line of credit. The interest rate for the $600 million facility at December 31, 2003 was 2.7%, based on LIBOR plus 1.5%, which included facility fees. Interest rates vary and are based on a series of borrowings with maturities that can range from one week to six months. The average interest rate for both facilities at December 31, 2002 was 3.6% including facility fees.

Subject to customary covenants, the line of credit maturing in 2005 allows for borrowings from time to time up to $600 million, including up to $50 million of standby letters of credit. Borrowings on the line of credit fluctuate daily based on cash needs. At December 31, 2002, the 364-day Revolving Line of Credit was classified as long-term debt due to the Operating Partnership’s intent and ability to subsequently refinance these borrowings on a long-term basis.

On January 15, 2004, the Operating Partnership refinanced its revolving line of credit. The new $650 million facility has a maturity of five years. The interest rate for the new facility is based on LIBOR plus 1.25%, which includes facility fees.

On January 22, 2003, the Operating Partnership issued $300 million of senior notes maturing serially in 2008 to 2013 consisting of the following (in millions):

Maturity	Interest Rate	Principal Amount

2008	3-month LIBOR plus 1.445%	$ 20
2008	4.96%	47
2010	5.48%	55
2013	6.18%	178

		$ 300

The proceeds from the issuance of these notes were used to repay a portion of the outstanding borrowings under the lines of credit and for general business funding purposes.

Principal payments of $14 million are due on the Senior Notes due 2007 for each of the years between 2004 and 2007. Principal payments of $13 million are due on the First Mortgage Notes due 2007 for each of the years between 2004 and 2007.

In connection with the purchase price allocation associated with The Timber Company Merger, a premium was recorded to reflect the difference between the market rate of interest and the stated interest rates. The unamortized premium was $16 million and $22 million at December 31, 2003 and 2002, respectively.

The Senior Notes (excluding the Senior Notes due 2011) and the First Mortgage Notes are redeemable prior to maturity subject to a premium on redemption, which is based upon interest rates of United States Treasury securities having similar average maturities as these notes. The premium that would have been due upon early retirement approximated $218 million at December 31, 2003 and $229 million at December 31, 2002. The Senior Notes are unsecured. The First Mortgage Notes are collateralized by substantially all of the property, plant and equipment of the lumber, plywood and MDF manufacturing facilities. The Senior Notes due 2011 are not redeemable prior to maturity.

The aggregate maturities on the note agreements and the line of credit are as follows as of December 31, 2003 (in millions):

Maturity	Note Agreements	Line of Credit
2004	$33
2005	32
2006	161
2007	125
2008	168
Thereafter	951	$594

Total	$1,470	$594

The note agreements and the line of credit contain certain restrictive covenants, including limitations on harvest levels, sales of assets, payment of cash distributions and the incurrence of indebtedness. In addition, the line of credit requires the maintenance of a minimum interest coverage ratio. The Operating Partnership was in compliance with such covenants at December 31, 2003.

As of December 30, 2000, $640 million of Georgia-Pacific's debt was allocated to The Timber Company. Interest was charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted average interest rate of Georgia-Pacific's debt, excluding debt incurred in recent acquisitions, calculated on a quarterly basis and was 6.7% for the period December 31, 2000 to October 5, 2001. In October 2001, the Operating Partnership replaced approximately $650 million of Georgia-Pacific debt attributed to The Timber Company with third party debt following The Timber Company Merger. The first $500 million of allocated debt was refinanced with fixed rate debt (Senior Notes due 2013) and the debt in excess of $500 million was refinanced with variable rate bank debt.

Note 6.    Financial Instruments

The carrying amounts of cash and cash equivalents and notes receivable approximate fair value due to the short-term maturities of these instruments. The estimated fair value of the Operating Partnership's debt, based on current interest rates for similar obligations with like maturities, was approximately $2.21 billion and $2.00 billion at December 31, 2003 and 2002, respectively. The carrying amount was $2.06 billion and $1.87 billion at December 31, 2003 and 2002, respectively. Unrealized holding gains relating to mutual fund investments held in a grantor trust were $0.3 million at December 31, 2003. The change in unrealized holding gains or losses has been recognized in the Operating Partnership's consolidated statement of income resulting in a gain of $2.8 million in 2003, a loss of $1.1 million in 2002 and a gain of $0.6 million in 2001, respectively. See Note 7 of the Notes to Financial Statements regarding hedging arrangements during 2002.

Note 7.    Partners' Capital

The changes in Partners' Capital are as follows (in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from October 6, 2001 to December 31, 2001	Period from December 31, 2000 to October 5, 2001
Beginning	$2,222	$2,247	$349	$145
Acquisition of Plum Creek and
Recapitalization	--	--	1,849	--
Net Income	192	233	226	112
Distributions to Parent	(299)	(258)	(177)	(175)
Capital Contributions from Parent	4	--	--	267

Ending	$2,119	$2,222	$2,247	$349

Under the terms of our note agreements and line of credit (see Note 5 of the Note to Financial Statements), Plum Creek Timberlands, L.P. is restricted from transferring assets and funds in the form of loans, advances or cash distributions to its Parent, Plum Creek Timber Company, Inc. Our note agreements and line of credit limit the transfer of funds based on the amount of available cash, which in general is our net income after adjusting for non-cash charges (such as depreciation and depletion), changes in various reserves less capital expenditures, and principal payments on indebtedness that was not financed. Additionally, the amount of available cash may be increased by the amount of proceeds from the sale of higher and better use timberlands and, under certain circumstances, by 50% of the amount of net proceeds from the sale of other assets. Plum Creek Timberlands, L.P. can also make loans or advances to Plum Creek Timber Company, Inc. subject to certain restrictions. Based on these provisions, Plum Creek Timberlands, L.P. could distribute or advance the cash on its consolidated balance sheet as of December 31, 2003, or $260 million, all of which is considered unrestricted assets. At December 31, 2003, the Operating Partnership had net assets of $2,119 million of which $1,859 million were restricted from being transferred to Plum Creek Timber Company, Inc. At December 31, 2002, the Operating Partnership had net assets of $2,222 million of which $1,976 million were restricted from being transferred to Plum Creek Timber Company, Inc.

During 2002, Operating Partnership entered into two treasury-lock arrangements to secure current long-term interest rates on approximately $100 million of the $300 million fixed rate debt that was issued in January 2003. See Note 5 of the Notes to Financial Statements. The Operating Partnership designated these transactions as cash flow hedges. The Operating Partnership incurred a loss of approximately $0.7 million in connection with these arrangements. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the loss is recorded as other comprehensive loss, which is included in Partners’ Capital. Hedge ineffectiveness is reported in earnings and was not material in 2003 or 2002. Reclassification adjustments to interest expense will occur over the life of the related debt.

Prior to The Timber Company Merger, The Timber Company was required to transfer to Georgia-Pacific:  (1) certain installment notes receivable and related commercial paper and deferred tax liabilities plus approximately $85 million cash, and (2) approximately $24 million cash for the cost of tax risk insurance. Accordingly, the following were transferred to Georgia-Pacific during the third quarter of 2001 (in millions):

Installment Notes	$ 355
Commercial Paper	$ 349
Deferred Income Tax Liability	$ 200
Cash	$ 109

The cash transfer of $109 million was accounted for as a distribution and the net transfer of the installment notes and related commercial paper and deferred income tax liabilities of $194 million were accounted for as a capital contribution.

In addition to the above distributions and contributions during 2001, The Timber Company had the following capital transactions with Georgia-Pacific prior to The Timber Company Merger: (1) The Timber Company distributed $66 million cash to Georgia-Pacific primarily for dividends on Timber Company Stock, and (2) Georgia-Pacific contributed $71 million cash related to proceeds from the exercise of options on Timber Company Stock and the purchase of certain lands near Georgia-Pacific’s mills.

Note 8.    Employee Pension and Retirement Plans

Plum Creek Timber Company, Inc. sponsors a Defined Benefit Plan and a Defined Contribution Plan. Substantially all employees of the Operating Partnership are covered by these plans. All of Plum Creek’s activities are conducted through the Operating Partnership. Therefore, all employee pension and retirement plan assets, obligations and costs are allocated to the Operating Partnership.

Prior to The Timber Company Merger on October 6, 2001, The Timber Company employees were generally covered by Georgia-Pacific’s Defined Benefit Pension Plan, Defined Contribution Plan and Health Care and Life Insurance Benefit Plan. Under the terms of the merger agreement, Georgia-Pacific retained the obligation to fund and pay all vested benefits for the above plans, with the exception of an unfunded non-qualified supplemental pension plan for two officers of The Timber Company whose employment terminated in connection with the merger. Benefit obligations of $2 million for the two officers remained with the Operating Partnership. The Timber Company employees became participants in Plum Creek’s plans as of the merger date.

In connection with The Timber Company Merger, The Timber Company acquired Plum Creek’s Defined Benefit Pension Plan and Defined Contribution Plan. In accordance with SFAS No. 141, “Business Combinations.”  The Timber Company recorded $2 million for accrued pension liability (excess of projected benefit obligation over plan assets) in connection with the purchase price allocation. Furthermore, under the terms of the merger agreement, as a result of the employment of two of The Timber Company’s officers terminating during the fourth quarter of 2001 due to the change in control, an expense of $2 million was recorded for special termination benefits. As a result of The Timber Company adopting Plum Creek’s pension and retirement plans and Georgia-Pacific retaining the vested pension and retirement benefit obligations of The Timber Company employees as of The Timber Company Merger date (except as described above), the following disclosure reflects the Plum Creek plans (inclusive of the supplemental pension benefits for the two former officers of The Timber Company) from October 6, 2001 to December 31, 2003 and the Georgia-Pacific Plans from December 31, 2000 to October 5, 2001.

PLUM CREEK PLANS

Pension Plan.    Plum Creek Timber Company, Inc. provides defined benefit pension plans that cover substantially all employees of the Operating Partnership. Plum Creek uses a December 31 measurement date for its pension plans. The following tables provide a reconciliation of benefit obligations, plan assets, and funded status of the plans for the years ended December 31 (in millions):

	2003	2002
Change in benefit obligation
Benefit obligation at beginning of period	$81	$70
Service cost	5	5
Interest cost	6	5
Amendment	1	1
Actuarial loss	8	5
Benefits paid	(6)	(5)

Benefit obligation at end of period	$95	$81

Change in plan assets
Fair value of plan assets at beginning of period	$63	$65
Actual return on plan assets	14	(5)
Employer contributions	6	8
Benefits paid	(6)	(5)

Fair value of plan assets at end of period	$77	$63

The funded status and the amounts recognized on the accompanying balance sheets under the caption “Other Current Liabilities” are set forth in the following table (in millions):

	December 31, 2003	December 31, 2002
Funded status	$(18)	$(18)
Unrecognized net actuarial loss	14	14
Unrecognized prior service cost	2	1

Accrued benefit cost	$(2)	$(3)

No minimum liability has been recorded at either December 31, 2003 or 2002, because the fair value of plan assets exceeded the accumulated benefit obligation (the approximate actuarially computed current pension obligation if the plans were discontinued) by $5 million at December 31, 2003 and $1 million at December 31, 2002. The accumulated benefit obligation was $72 million at December 31, 2003 and $62 million at December 31, 2002.

The components of pension cost were as follows (in millions):

	Year ended December 31, 2003	Year ended December 31, 2002	Period October 6, 2001 to December 31, 2001
Components of net periodic benefit cost
Service cost	$5	$5	$1
Interest cost	6	5	1
Expected return on plan assets	(5)	(6)	(1)

Net periodic benefit cost	6	4	1
Special termination benefits	--	--	2

Total pension cost	$6	$4	$3

Most of the Operating Partnership’s salaried and all hourly employees who complete one year of service in which they work at least 1,000 hours are eligible to participate in the plan. Participants vest after five years of service. Subsequent to The Timber Company Merger, the cash balance of benefits of salaried employees is determined based primarily on certain percentages of compensation, age, years of service and interest accrued based on the 30-year treasury bond rate. Furthermore, employees of the Operating Partnership on September 1, 2000 earn benefits based on the greater of the cash balance formula or the amount of a monthly pension benefit that is based principally on highest monthly average earnings during any consecutive sixty-month period and the number of years of service credit. The benefits of hourly employees are generally based on a fixed amount per year of service.

The Operating Partnership’s contributions to the plan vary from year to year, but the Operating Partnership has made at least the minimum contributions required by law in each year. Management intends to fund annually such that the fair value of plan assets equals or exceeds the actuarially computed accumulated benefit obligation. As a result of the Operating Partnership’s contribution policy, annual pension contributions are significantly impacted by investment returns and changes in interest rates. Based on current interest rates and expected investment returns, the Operating Partnership expects 2004 pension contributions to range between $2 million and $7 million.

As of year-end, plan assets were allocated as follows:

	December 31, 2003	December 31, 2002
Large Capitalization Domestic Equities	41%	32%
Small and Mid-Size Capitalization Domestic Equities	13%	10%
International Equities	12%	11%
Fixed Income	33%	33%
Cash (A)	1%	14%

Total	100%	100%

(A)	Our 2002 pension contribution of $8 million was contributed in December 2002 but was not invested with our various fund managers until first quarter of 2003.

It is the Operating Partnership’s investment policy to achieve maximum returns at a reasonable risk for pension assets over a full market cycle. The Operating Partnership uses seven fund managers to capture favorable returns in various asset classes and to diversify risk. Target allocations for the various asset classes are as follows:

Large Capitalization Domestic Equities	35% to 45%
Small and Mid-Size Capitalization Domestic Equities	10% to 15%
International Equities	10% to 15%
Fixed Income	30% to 40%

Pension assets are rebalanced on a quarterly basis to maintain the above target allocations. To further reduce risk, fund managers are required to invest in a diversified portfolio. No more than 5% of an equity portfolio can be invested in a single company and no more than 20% of an equity portfolio can be invested in any one sector of the market (other than the financials’ sector). No more than 10% of a fixed income portfolio can be invested in a single issuer (other than U.S. treasuries). Furthermore, equity investments are limited to common stocks, common stock equivalents and preferred stock. Fixed income investments are limited to U.S. treasuries, agencies of the U.S. Government, domestic corporations, municipalities, domestic banks, and other U.S. financial institutions.

Over a full market cycle the investment goals for pension assets are as follows:

Large Capitalization Domestic Equities	Exceed the S&P 500 Index by 1% per annum

Small and Mid-Size Capitalization Domestic Equities	Exceed the Russell 2000 Index by 1% per annum

International Equities	Exceed the Morgan Stanley Capital International Europe, Australia and Far East Index by 1% per annum

Fixed Income	Exceed the Lehman Brothers Aggregate Bond Index and exceed the median return for all fixed income funds

Weighted-average assumptions used to determine benefit obligation:

	December 31, 2003	December 31, 2002
Discount rate	6.25%	6.75%
Rate of compensation increase	4.50%	5.00%

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	2003	2002
Discount rate	6.75%	7.25%
Expected long-term return on plan assets	7.75%	8.25%
Rate of compensation increase	4.50%	5.00%

To develop the expected long-term rate of return on plan assets assumption, the Operating Partnership considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns on each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on plan assets assumption for the portfolio. This resulted in the selection of the 7.75% assumption as of January 1, 2003.

Thrift and Profit Sharing Plan.    Plum Creek Timber Company, Inc. sponsors an employee thrift and profit sharing plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees of the Operating Partnership. The Operating Partnership matches employee contributions of up to six percent of compensation at rates ranging from 35 to 100 percent, depending upon financial performance.

Amounts charged to expense relating to the Thrift and Profit Sharing Plan by the Operating Partnership were $5 million for the year ended December 31, 2003, $5 million for the year ended December 31, 2002 and $2 million for the period October 6, 2001 to December 31, 2001, respectively. The employer match was 100% in 2003, 2002 and 2001.

Other Benefit Plans.    Certain executives and key employees of the Operating Partnership participate in incentive benefit plans that provide for the granting of shares of Plum Creek common stock and/or cash bonuses upon meeting performance objectives. See Note 9 of the Notes to Financial Statements.

GEORGIA-PACIFIC PLANS

Defined Benefit Pension Plans.    Most of The Timber Company’s employees participated in noncontributory defined benefit pension plans. These include plans that are administered solely by Georgia-Pacific. Georgia-Pacific’s funding policy for solely administered plans is based on actuarial calculations and the applicable requirements of federal law.

Benefits under the majority of plans for hourly employees were related primarily to years of service. Georgia-Pacific had separate plans for salaried employees and officers under which benefits were related primarily to compensation and years of service. The officers’ plan was not funded and is nonqualified for federal income tax purposes.

During the period December 31, 2000 to October 5, 2001, The Timber Company’s net periodic pension cost was less than $1 million. Except as described above, on October 6, 2001, in connection with The Timber Company Merger, The Timber Company’s projected benefit obligation and plan assets were assumed by Georgia-Pacific.

Defined Contribution Plans.    Georgia-Pacific sponsored several defined contribution plans to provide eligible employees with additional income upon retirement. Georgia-Pacific’s contributions to the plans were based on employee contributions and compensation. The allocated portion of Georgia-Pacific’s contributions related to The Timber Company totaled $1 million for the period December 31, 2000 to October 5, 2001. Under the terms of The Timber Company Merger, Georgia-Pacific retained the obligation to fund and pay all vested benefits under this plan.

Health Care and Life Insurance Benefits.    Georgia-Pacific provided certain health care and life insurance benefits to eligible retired employees. Salaried participants generally became eligible for retiree health care benefits after reaching age 55 with 10 years of service or after reaching age 65. Benefits, eligibility and cost-sharing provisions for hourly employees varied by location and/or bargaining unit. Generally, the medical plans paid a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs and other group coverage. The plans were funded through a trust established for the payment of active and retiree benefits. Georgia-Pacific contributed to the trust in the amounts necessary to fund current obligations of the plans. Under the terms of The Timber Company Merger agreement, Georgia-Pacific retained the obligation to fund and pay all vested benefits under this plan.

The Timber Company’s net periodic postretirement benefit cost consisted of service cost of benefits earned, interest cost on accumulated postretirement benefit obligation and amortization of gains and losses. Total net periodic benefit costs were less than $1 million for the period December 31, 2000 to October 5, 2001.

Note 9.    Stock-Based Compensation

Plum Creek Timber Company, Inc. has a stock-based compensation plan. Certain executives and key employees of the Operating Partnership are covered by these plans. All of Plum Creek’s activities are conducted through the Operating Partnership. Therefore, all stock-based compensation expense is allocated to the Operating Partnership. Proceeds from the exercise of Plum Creek Timber Company, Inc. stock options are retained by Plum Creek Timber Company, Inc.

Prior to The Timber Company Merger in 2001, certain Timber Company and Georgia-Pacific employees received stock options with respect to Timber Company Stock. In accordance with the merger agreement for The Timber Company Merger, outstanding options with respect to Timber Company Stock were converted to Plum Creek Timber Company, Inc. stock options on October 6, 2001. The option price and number of options were adjusted for the 1.37 to 1 exchange ratio. Furthermore, in connection with The Timber Company Merger, The Timber Company acquired Plum Creek’s long-term incentive plans. All Plum Creek incentive plans remained in effect. Therefore, the disclosure below reflects the Plum Creek long-term incentive plans for the years ended December 31, 2003 and 2002 and the period from October 6, 2001 to December 31, 2001, and the Georgia-Pacific long-term incentive plans for the period from December 31, 2000 to October 5, 2001.

PLUM CREEK’S LONG-TERM INCENTIVE PLANS

Plum Creek has a Stock Incentive Plan (that was approved by its stockholders in May 2000) that provides for the award of non-qualified stock options, restricted stock, dividend equivalents and value management awards. There are 3.4 million shares of common stock reserved and eligible for issuance under the plan. In addition to the 3.4 million shares that are eligible for issuance under Plum Creek’s Stock Incentive Plan, Plum Creek acquired 3.8 million (after adjustment for the exchange ratio) Timber Company Stock options in connection with The Timber Company Merger that were converted to Plum Creek stock options. No additional Plum Creek stock options may be granted under the Georgia-Pacific long-term incentive plans as a result of The Timber Company Merger. At December 31, 2003, there remains 0.8 million options of the 3.8 million options issued and outstanding.

At December 31, 2003, 1.7 million shares of the 3.4 million shares available for issuance under Plum Creek’s Stock Incentive Plan have been used for the grant of non-qualified stock options, the grant of restricted stock or the payment of vested value management awards. The number of shares to be issued in connection with dividend equivalents and value management awards is not determined until after the end of the respective performance period.

Stock Options.     Under the plan, non-qualified stock options may be granted to any officer, director, employee, consultant or advisor of Plum Creek. Each stock option granted allows the recipient the right to purchase Plum Creek’s common stock at the fair market value of the common stock on the date of the grant. Generally, the stock options have a ten-year term and vest over a four-year period at a rate of 25% per year. Under the plan, the exercise price of an option may not be reduced. See table below for summary of stock options granted, exercised and forfeited.

Restricted Stock.    Under the plan, restricted stock of Plum Creek may be awarded to certain officers and employees of the Operating Partnership. Restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of for a period of time from the date on which the restricted stock was granted. The recipients of restricted stock generally have the rights of stockholders of Plum Creek with respect to voting and receipt of dividends during the restricted period. Termination of employment prior to the end of the restricted period will require the return of the restricted stock. Plum Creek had 32,412 shares of restricted stock outstanding under this plan as of December 31, 2003 compared to 55,312 shares of restricted stock as of December 31, 2002.

Dividend Equivalents.    Under the plan, dividend equivalents may be granted in connection with stock options. Dividend equivalents represent the right to receive a payment equal in value to the per-share dividend paid over a five-year period by Plum Creek multiplied by the number of unexercised stock options. Each year during the five year performance period for each dividend equivalent right granted, a participant may earn an amount equal to Plum Creek’s current year dividend plus prior year unearned dividends to the extent Plum Creek’s total stockholder return on an annualized basis equals or exceeds 13% for 15 trading days out of any 30 trading day period in any given year. The total stockholder return computation consists of Plum Creek’s stock price appreciation plus dividends paid. Payments related to the achievement of any performance goal will be made at the end of the five-year performance period, and will be made half in cash and half in Plum Creek’s common stock. At December 31, 2003, 1.6 million dividend equivalents, net of forfeitures, had been granted to employees, officers and directors of the Operating Partnership compared to 1.1 million dividend equivalents outstanding at December 31, 2002.

If a participant terminates employment prior to the end of the five-year performance period, a cash payment will be made for any performance goals achieved in connection with vested stock options through the last day of employment. Payment related to unvested stock options and performance goals achieved after termination of employment are forfeited.

Value Management Awards.    Under the plan, value management awards provide incentive compensation to participants that is contingent upon performance measured against the performance of a peer group of forest products companies over a three-year period. Value management awards are earned in whole or in part based on a sliding scale. No value management award is earned if Plum Creek’s total stockholder return is below the 50th percentile of the peer group. The full value management award is earned if Plum Creek’s total stockholder return is above the 75th percentile. A unit has a face value of $100. The value of an award between the 50th and 75th percentile is a sliding scale between 0% and 200% of the face value. At the end of the performance period, the awards will be paid 50% immediately and 50% one year later. Each payment will be paid half in cash and half in Plum Creek’s common stock. Generally, to be entitled to the payment, a participant must be employed by Plum Creek on the award payment dates.

The performance period for value management awards granted in 2000 ended on December 31, 2002 and Plum Creek was above the 75th percentile. Half of the awards was paid to participants in February 2003 and half was paid in February 2004. At December 31, 2003, 22,435 of the 2000 grants, net of forfeitures and payments, were outstanding compared to 44,870 awards outstanding at December 31, 2002.

During 2002, value management awards with a performance period ending December 31, 2004 were granted. At December 31, 2003 and 2002, 76,880 of the 2002 grants, net of forfeitures, were outstanding.

Summary of Stock Option Activity.    Presented below is a summary of stock option plan activity since the date of The Timber Company Merger. The balance at October 6, 2001 represents the Timber Company Stock options that were converted to Plum Creek stock options in connection with the merger.

PLUM CREEK COMMON STOCK OPTIONS
	Options Outstanding
	Number of shares	Wtd. avg. exercise price
Balance at October 6, 2001	3,841,394	$16.57
Plum Creek options acquired in merger	583,700	25.94
Options granted	79,883	24.95
Options exercised/surrendered	(1,882,352)	16.86
Options cancelled/forfeited	(7,055)	20.96

Balance at December 31, 2001	2,615,570	$18.70

Options granted	480,050	$29.62
Options exercised/surrendered	(1,020,522)	16.66
Options cancelled/forfeited	(46,794)	24.50

Balance at December 31, 2002	2,028,304	$22.18

Options granted	478,750	$21.99
Options exercised/surrendered	(91,243)	16.35
Options cancelled/forfeited	(17,897)	25.07

Balance at December 31, 2003	2,397,914	$22.34

The following table summarizes the options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Range of prices	Number	Wtd. avg. remaining life	Wtd. avg. exercise price	Number	Wtd. avg. exercise price
December 31, 2001

$15.29 - $26.25	2,615,570	6.0 years	$18.70	2,056,162	$16.75

December 31, 2002

$29.70 - $30.70	460,050	9.1 years	$29.72	--	$--
$22.21 - $26.25	634,954	7.8 years	$25.82	227,976	$25.78
$16.94 - $18.34	253,927	2.7 years	$17.22	253,927	$17.22
$15.29 - $16.42	679,373	3.7 years	$15.52	679,373	$15.52

$15.29 - $30.70	2,028,304	6.1 years	$22.18	1,161,276	$17.91

December 31, 2003

$29.70 - $30.70	451,800	8.1 years	$29.72	112,950	$29.72
$24.35 - $26.27	628,549	6.8 years	$25.85	380,950	$25.81
$21.91 - $23.97	471,750	9.1 years	$21.94	1,250	$22.21
$16.94 - $18.34	236,500	1.8 years	$17.26	236,500	$17.26
$15.29 - $16.42	609,315	2.7 years	$15.53	609,315	$15.53

$15.29 - $30.70	2,397,914	6.0 years	$22.34	1,340,965	$19.96

Accounting for Stock-Based Compensation. The Operating Partnership’s compensation expense in connection with Plum Creek’s stock-based compensation plans was $6.5 million for the year ended December 31, 2003 compared to $7.8 million during 2002, and $1 million for the period from October 6, 2001 to December 31, 2001. Effective January 1, 2002, the Operating Partnership has elected to adopt prospectively the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” for its accounting of stock options. Of the $6.5 million stock-based compensation expense in 2003, $0.9 million relates to the expensing of stock options that were granted since January 1, 2002. Approximately $0.4 million of the $7.8 million stock-based compensation expense for 2002 relates to the expensing of stock options that were granted during 2002.

Prior to January 1, 2002, the Operating Partnership had adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”  Summarized below are the assumptions used in computing the pro forma amounts in Note 1 of the Notes to Financial Statements.

The weighted-average measurement date fair values were computed using the Black-Scholes option valuation model with the following assumptions:

	Plum Creek Options				Timber Company Options
	Granted 2003	Granted 2002	Granted 2001 (A)	Outstanding at merger date (B)	Converted at merger date (C)
Expected life in years	7	7	7	7	5
Risk-free interest rates	3.5%	3.5-4.8%	4.4%	6.5%	6.2%
Volatility	29%	31%	25%	24%	34%
Dividend yield	6.4%	6.0-7.7%	9.1%	8.4%	4.0%
Weighted-average
measurement date fair
values per share	$3.27	$4.21- 4.33	$2.01	$2.93	$7.07
The following additional assumptions were used in computing the pro forma disclosures for 2001:

(A)	Newly Granted Plum Creek Options. Plum Creek options that were granted on October 8, 2001, subsequent to The Timber Company Merger, were based on a fair value of $2.01 per share as of the grant date. Pro forma net income was computed based on amortizing the fair value of these options over their vesting period.

(B)	Outstanding Plum Creek Options. Plum Creek options that were outstanding on the date of The Timber Company Merger were based on a weighted-average fair value of $2.93 per share as of the merger announcement date of July 18, 2000. Pro forma net income was computed based on amortizing the fair value of the unvested options over the remaining vesting period.

(C)	Outstanding Timber Company Options. Timber Company options that were converted to Plum Creek options in connection with The Timber Company Merger were based on a weighted-average fair value of $7.07 per share as of July 17, 2000, the date of the latest modification. Since The Timber Company options were all vested as of the merger date, the entire fair value was expensed in computing 2001 pro forma net income. Furthermore, a portion of the grant date fair value for The Timber Company options was amortized in computing 2001 pro forma net income for the period from December 31, 2000 to October 5, 2001.

GEORGIA-PACIFIC’S LONG-TERM INCENTIVE PLANS

Georgia-Pacific’s authorized capital stock included 250 million shares of Timber Company Stock. In connection with the merger, holders of stock options to purchase Timber Company Stock received Plum Creek options using the exchange ratio of 1.37 to one.

1997 Long-Term Incentive Plans.    Georgia-Pacific reserved 3,800,000 shares of Timber Company Stock for issuance under The Timber Company 1997 Long-Term Incentive Plan (“The Timber Company Plan”). Options covering 950 shares and 624,250 shares were granted under The Timber Company Plan on January 28, 1999 and January 21, 2000, respectively. These grants have a 10-year term and, initially, vested ratably over four and three-year periods, except that all grants vested in connection with The Timber Company Merger.

Employee Stock Purchase Plan.    Georgia-Pacific reserved 1,500,000 shares of Timber Company Stock for issuance under the 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”), which offered employees the right to subscribe for shares of Timber Company Stock at a subscription price equal to 90% of the lower of the price per share on the first day or the last day of the purchase period. The purchase period for the initial one-year period began on July 1, 2000 and ended on June 30, 2001. An employee could terminate his or her subscription at any time before he or she pays the full price of the shares subscribed and would receive in cash, the full amount withheld, without interest.

1995 Outside Directors Stock Plan.    Georgia-Pacific reserved 200,000 shares of Timber Company common stock for issuance under the 1995 Outside Directors Stock Plan (the “Directors Plan”), which provided for the issuance of shares of common stock to non-employee directors of Georgia-Pacific on a restricted basis. Each non-employee director was issued 647 restricted shares of Timber Company common stock in 2000 and 346 restricted shares in 1999, respectively. These shares were redeemed in connection with the merger.

Employee Stock Option Plans.    The 1995 Shareholder Value Incentive Plan (the “SVIP”) provided for the granting of stock options having a term of either 5½ or 10 years to officers and key employees. Under the amended and restated SVIP, no further grants may be made. Options having a term of 10 years became exercisable in 9½ years unless certain performance targets tied to Georgia-Pacific’s common stock performance were met, in which case the holder could exercise such options after 3, 4 or 5 years from the grant date. Options having a term of 5½ years could be exercised only if such performance targets were met in the third, fourth or fifth year after such grant date. At the time options were exercised, the exercise price was payable in cash or by surrender of shares of common stock already owned by the optionee. All options were vested as of February 2000.

Additional information relating to Georgia-Pacific’s Timber Company employee common stock options is provided below. All amounts have been retroactively restated to reflect the 1.37 to 1 exchange ratio.

TIMBER COMPANY COMMON STOCK OPTIONS
	Options Outstanding
	Number of shares	Wtd. avg. exercise price
Balance at December 31, 2000	6,726,289	$16.39
Options exercised/surrendered	(2,859,711)	$16.15
Options cancelled/forfeited	(25,184)	$16.43

Balance at October 5, 2001	3,841,394

The Timber Company elected to account for its participation in stock based compensation plans of Georgia-Pacific under APB Opinion No. 25 and disclose pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation cost had been recognized for the SVIP, The Timber Company Plan or the 2000 Purchase Plan.

Note 10.    Related-Party Transactions

TRANSACTIONS WITH PARENT

The Operating Partnership’s Parent, Plum Creek Timber Company, Inc., provides pension plans and stock based and deferred compensation plans that cover employees of the Operating Partnership (see Notes 8 and 9 of the Notes to Financial Statements). All of Plum Creek’s activities are conducted through the Operating Partnership. Therefore, all pension and stock-based compensation expense is allocated to the Operating Partnership.

TRANSACTIONS WITH GEORGIA-PACIFIC

Timber Sales. Prior to The Timber Company Merger on October 6, 2001, The Timber Company was a separate operating group of Georgia-Pacific, and as such, was engaged primarily in the growing and selling of timber on the approximately 4.7 million acres of timberlands that Georgia-Pacific owned or leased. A substantial portion of each year’s harvest was sold to the Georgia-Pacific Group for consumption in their numerous mills. For the period December 31, 2000 to October 5, 2001, timber revenues from sales between The Timber Company and the Georgia-Pacific Group totaled $144 million. Timber prices were based on prices paid by independent purchasers and sellers for similar kinds of timber.

Effective January 1, 2001, The Timber Company and Georgia-Pacific Group entered into a ten-year timber supply agreement, which was subject to an automatic ten-year renewal period, unless either party delivered a timely termination notice. This agreement covered four key southern timber basins: Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, The Timber Company had to offer to Georgia-Pacific Group specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific Group could elect between 36% and 51% of The Timber Company’s annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52% and 65% in Southeast Arkansas. The total annual volume softwood was to range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber were to be negotiated at arm’s length between The Timber Company and Georgia-Pacific Group every six months, and were to be set by third party arbitration if the parties could not agree. A new agreement on substantially the same terms was entered into with Plum Creek in conjunction with The Timber Company Merger.

The Timber Company and Georgia-Pacific Group also entered into a one-year supply agreement for 2001 under which The Timber Company delivered 42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific Group’s sawmills at Coos Bay and Philomath, Oregon as well as 13 thousand green tons of pulpwood to the Georgia-Pacific Group Toledo pulp mill. Prices were based on prevailing market prices.

Other Recurring Transactions.    In addition to timber sales between The Timber Company and the Georgia-Pacific Group, The Timber Company had the following recurring related-party transactions with the Georgia-Pacific Group as a result of The Timber Company being organized as a separate operating group of Georgia-Pacific:

1.    General and Administrative Expenses.    A portion of Georgia-Pacific’s general and administrative expenses was allocated to The Timber Company. In 2001, general and administrative expenses of $2 million were allocated to The Timber Company for the period December 31, 2000 to October 5, 2001. See Note 1 of the Notes to Financial Statements.

2.    Intercompany Debt and Related Interest Expense.     Intercompany allocated debt was $644 million as of October 6, 2001 (the merger date). Interest expense was charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted-average interest rate of Georgia-Pacific’s debt calculated on a quarterly basis. Net interest expense of $31 million (net of $18 million of interest income) was allocated to The Timber Company for the period December 31, 2000 to October 5, 2001. See Notes 1 and 5 of the Notes to Financial Statements.

3.    Employee Benefit Costs.    Prior to The Timber Company Merger on October 6, 2001, The Timber Company employees were generally covered by Georgia-Pacific’s Defined Benefit Pension Plan, Defined Contribution Plan and Health Care and Life Insurance Benefit Plan. As a result, a portion of Georgia-Pacific’s employee benefit costs were allocated to The Timber Company based on number of employees and allocated share of plan assets. Net periodic pension costs and net periodic postretirement benefit costs allocated to The Timber Company for period December 31, 2000 to October 5, 2001 were less than $1 million. See Notes 1 and 8 of the Notes to Financial Statements.

4.    Capital Transactions.    Since The Timber Company was not a separate legal entity but rather an operating division of Georgia-Pacific, the Timber Company Stock, the only equity issued with respect to The Timber Company, represented a class of Georgia-Pacific’s common stock. As a result, cash payments incurred by Georgia-Pacific with respect to dividends were allocated to The Timber Company. Furthermore, proceeds from the exercise of stock options with respect to Timber Company Stock were allocated to The Timber Company. Cash for the payment of dividends with respect to Timber Company Stock was $61 million for the period December 31, 2000 to October 5, 2001. Cash proceeds with respect to the exercise of stock options and the purchase of employee stock for Timber Company Stock was $58 million (which includes a benefit of $12 million for the related tax deduction) for the period December 31, 2000 to October 5, 2001.

5.    Income Taxes.    Georgia-Pacific filed consolidated federal and state income tax returns, and as a result, a portion of Georgia-Pacific’s income tax expense was allocated to The Timber Company. Of Georgia-Pacific’s consolidated income tax expense $56 million in current and $13 million in deferred tax expense were allocated to The Timber Company for the period December 31, 2000 to October 5, 2001. See Notes 1 and 4 of the Notes to Financial Statements.

Merger Related Transactions.    In connection with The Timber Company Merger, The Timber Company had the following related-party transactions with the Georgia-Pacific Group:

1.    Merger Costs.    Georgia-Pacific Group allocated The Timber Company $20 million of merger-related costs. These costs were included in the purchase price allocation.

2.    Installment Notes.    Certain installment notes receivable and related commercial paper and deferred income tax liabilities were transferred to the Georgia-Pacific Group in connection with the merger. The installment notes receivable and associated deferred income tax liabilities related to prior bulk sales of timberlands. The commercial paper relates to the monetization of the installment notes. Furthermore, in connection with the transfer, The Timber Company’s intercompany allocated debt was increased by $85 million, which was approximately equal to the net present value of the installment notes, commercial paper and deferred income tax liabilities. The increase in intercompany allocated debt of $85 million was accounted for as a distribution and the net book value of the installment notes, commercial paper and deferred tax liabilities was accounted for as a contribution. See Note 7 of the Notes to Financial Statements.

3.    Insurance Premiums.    Georgia-Pacific Group allocated The Timber Company $24 million for the cost of tax risk insurance. The increase of allocated intercompany debt of $24 million was accounted for as a distribution. See Note 7 of the Notes to Financial Statements.

4.    Property Sales.    The Timber Company sold some land to the Georgia-Pacific Group in close proximity to several of the Georgia-Pacific Group’s mill sites for $13 million less allocated income tax expense of $5 million. The $13 million purchase price was accounted for as a capital contribution and the related reimbursement for taxes was accounted for as a distribution. See Note 7 of the Notes to Financial Statements.

TRANSACTIONS WITH FORMER GENERAL PARTNER

Plum Creek is party to a registration rights agreement with its former general partner, referred to as selling stockholders, pursuant to which Plum Creek agreed to register the selling stockholders’ shares of Plum Creek’s common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling stockholders and Plum Creek and the directors, officers and controlling persons of the selling stockholders and Plum Creek, respectively, against specific liabilities arising in connection with the offer and sale of Plum Creek’s common stock, including liabilities arising under the Securities Act of 1933, as amended. In November 2001, pursuant to the terms of the registration rights agreement, the selling stockholders asked Plum Creek to register for public sale under the Securities Act up to 9,851,633 shares of common stock of Plum Creek owned collectively by the selling stockholders. The Operating Partnership incurred costs relating to the registration of these securities of approximately $0.4 million.

TRANSACTIONS WITH NORFOLK SOUTHERN RAILWAY CO.

Norfolk Southern Railway Company and its subsidiaries provide rail transportation services to the Operating Partnership at either published or negotiated rates. A director of Plum Creek, Mr. Tobias, is also a director and officer of Norfolk Southern Railway Company. The total amount paid during 2003 for such services was $0.9 million compared to $0.8 million during 2002 and $1 million during 2001.

Note 11.    Commitments and Contingencies

Contingencies.     The Operating Partnership is subject to regulations regarding forest and harvest practices and is, from time to time, involved in various legal proceedings, including environmental matters, incidental to its business. While administration of current regulations and any new regulations or proceedings have elements of uncertainty, it is anticipated that no pending legal proceedings or regulatory matters will have a materially adverse effect on the financial position, results of operations or liquidity of the Operating Partnership.

Environmental Contingencies.     In connection with The Timber Company Merger in 2001, Plum Creek agreed to indemnify Georgia-Pacific for substantially all of the liabilities attributed to The Timber Company. During the fourth quarter of 2003, Georgia-Pacific provided the Operating Partnership with information for the first time about the existence of mine tailings and approximately 4.5 billion gallons of acidic surface water on approximately 90 acres in Hot Spring County, Arkansas on former Georgia-Pacific properties. Barite mining and related activities were conducted on the site between 1939 and 1981 in part by lessees of an entity that was acquired by Georgia-Pacific. The environmental issues associated with this site are currently being investigated and no remediation plan has yet been approved. There is not sufficient information, therefore, to adequately assess the costs, if any, associated with this matter or Georgia-Pacific’s degree of responsibility. No amounts have been accrued for this potential liability, as the Operating Partnership’s liability in this matter cannot be reasonably determined at this time. Furthermore, to the extent the Operating Partnership is required to indemnify Georgia-Pacific for its share of the remediation costs the Operating Partnership may be able to recover a portion of its cost from Georgia-Pacific’s insurance policy, or indemnity obligations of various lessees that conducted mining operations on the property, or both.

Contractual Obligations.    The Operating Partnership has contracted to source logs and supply fiber with customers under long-term agreements at prevailing market rates. The agreements range from one to 20 years with renewal options by either party for periods ranging from five years to 15 additional years. These agreements expire beginning in 2004 through 2024.

Lease Commitments.    The Operating Partnership leases buildings and equipment under non–cancelable operating lease agreements. Operating lease expense was $4 million in 2003, $3 million in 2002 and $1 million in 2001. The Operating Partnership leases certain timberlands in which the Operating Partnership acquired title to the standing timber at the inception of the lease. The following summarizes the future minimum operating lease payments and obligations in connection with leasing timberlands at December 31, 2003 (in millions):

	Operating Leases	Timber Obligations
2004	$3	$1
2005	3	1
2006	2	1
2007	2	1
2008	1	1
Thereafter	5	7

Total	$16	$12

Note 12.    Segment Information

The Operating Partnership is organized into eight business units on the basis of both product line and geographic region. Each business unit has a separate management team due to geographic location, marketing strategies and/or production processes. In applying SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” these business units have been aggregated into five reportable segments based on similar long-term economic characteristics. The Operating Partnership’s reportable segments are: (1) Northern Resources, (2) Southern Resources, (3) Real Estate, (4) Manufactured Products and (5) Other.

The Northwest Resource unit and the Northeast Resource unit are aggregated into the Northern Resources Segment. The Northern Resources Segment consists primarily of timberlands located in Idaho, Maine, Michigan, Montana, New Hampshire, Oregon, Pennsylvania, western Virginia, Washington, West Virginia and Wisconsin. The Northern Resources Segment grows timber for sale primarily in domestic regional markets. Additionally, some logs are sold in export markets, primarily the Pacific Rim countries and Canada. The Northern Resources Segment sells primarily softwood and hardwood sawlogs and softwood and hardwood pulpwood. Softwood sawlogs are sold primarily to regional lumber and plywood manufacturers. Logs harvested in Montana are sold primarily to our lumber and plywood mills (which are part of the Manufactured Products Segment). Hardwood sawlogs are sold primarily to furniture manufacturers. Softwood and hardwood pulpwood is sold primarily to regional paper and packaging manufacturers.

The Southwest Resource unit and the Southeast Resource unit are aggregated into the Southern Resources Segment. The Southern Resources Segment consists primarily of timberlands located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, Oklahoma, South Carolina, Texas and eastern Virginia. The Southern Resources Segment grows timber for sale primarily in domestic regional markets. The Southern Resources Segment sells primarily softwood sawlogs and pulpwood. Softwood sawlogs are sold primarily to regional lumber and plywood manufacturers. Softwood pulpwood is sold primarily to regional paper and packaging manufacturers. The Southern Resources Segment leases timberlands to third parties on an annual basis for recreational purposes.

The Real Estate Segment consists of sales of higher and better use timberlands and sales of non-strategic timberlands. Management estimates that included in the Operating Partnership’s 8.1 million acres of timberlands are 1.35 million acres of higher and better use timberlands and 1.4 million acres of non-strategic timberlands. The higher and better use timberlands are expected to be sold over the next 15 years for conservation, residential or recreational purposes. Approximately half of the non-strategic timberlands are expected to be sold in large blocks over the next two years. The other half of the non-strategic timberlands, which are generally in smaller tracts, is expected to be sold over the next five to ten years. In the meantime, these timberlands continue to be used productively in our business of growing and selling timber.

The lumber and panel businesses are aggregated into the Manufactured Products Segment. The Manufactured Products Segment consists of four lumber mills, two plywood mills, two MDF facilities and one lumber remanufacturing facility in Montana, and one lumber remanufacturing facility in Idaho. The lumber facilities produce boards, studs, and dimension lumber and the panel facilities produce high-quality plywood and MDF panels. All of these products are targeted to domestic lumber retailers, home construction, and industrial customers, and to a lesser extent for export primarily to Canada. Residual chips are sold to regional pulp and paper manufacturers. Revenues from manufactured products during 2003 were $192 million for lumber, $115 million for plywood and $90 million of MDF. In 2002, revenues from manufactured products were $203 million for lumber, $105 million for plywood and $73 million of MDF. During the period from October 6 to December 31, 2001, revenues from manufactured products were $49 million for lumber, $24 million for plywood and $13 million for MDF. Prior to The Timber Company Merger, The Timber Company was not in the manufacturing business.

The Other Segment consists primarily of income associated with mineral extraction, natural gas production and communication and transportation rights of way. Mineral income consists of royalty revenue from the extraction of oil and gas, natural aggregates and coal. Additionally, through a joint operating agreement, a subsidiary of the Operating Partnership has been involved in the exploration and development of coalbed methane gas, which may be found on some of the Operating Partnership’s properties in West Virginia and Virginia. As of December 31, 2003, the Operating Partnership had invested $23 million in the exploration and development of coalbed methane compared to $9 million invested as of December 31, 2002 and $1 million invested as of December 31, 2001. During 2003, the Operating Partnership began producing and selling coalbed methane from some of its wells.

Segment data includes external revenues, intersegment revenues and operating income, as well as export revenue and depreciation, depletion and amortization. The Operating Partnership evaluates performance and allocates capital to the segments based on operating income before interest, unallocated corporate expenses and taxes. Asset information is not reported by segment, as the Operating Partnership does not produce such information internally.

The table below presents information about reported segments for the years ended December 31 (in millions):

	Northern Resources	Southern Resources	Real Estate	Manufactured Products	Other	Total
2003
External revenues	$219	$445	$124	$397	$11	$1,196
Intersegment revenues	90	--	--	--	--	90
Export revenues	22	--	--	14	--	36
Depreciation, depletion
and amortization(A)	30	51	--	25	1	107
Operating income (loss)	82	216	47	(5)	7	347
2002
External revenues	$226	$423	$98	$381	$9	$1,137
Intersegment revenues	94	--	--	--	--	94
Export revenues	26	--	--	11	--	37
Depreciation, depletion
and amortization	33	49	--	23	--	105
Operating income	80	227	64	1	7	379
2001
External revenues	$104	$319	$80	$86	$9	$598
Intersegment revenues	32	--	--	--	--	32
Export revenues	4	--	--	3	--	7
Depreciation, depletion
and amortization	13	38	--	4	--	55
Operating income	30	187	59	1	8	285

(A)	Northern Resources and Total include $4 million loss related to forest fires.

A reconciliation of total operating income to income before income taxes is presented below for the years ended December 31 (in millions):

	2003	2002	2001
Total segment operating income	$347	$379	$285
Interest expense, net	(117)	(103)	(54)
Corporate and other unallocated expenses	(44)	(41)	(35)

Income before income taxes	$186	$235	$196

Intersegment sales prices are determined quarterly, based upon estimated market prices and terms in effect at the time. Export revenues consist of log sales, primarily to Japan and Canada, as well as manufactured product sales primarily to Canada. The Operating Partnership does not hold any long-lived foreign assets. During 2003, 2002 and 2001, the Operating Partnership recognized revenues of $177 million, $195 million and $170 million, respectively, from sales to Georgia-Pacific. Of the $177 million sales to Georgia-Pacific in 2003, $12 million were attributable to the Northern Resources Segment, $136 million to the Southern Resources Segment and $29 million to the Manufactured Products Segment. In 2002, $14 million of the $195 million sales to Georgia-Pacific were attributable to the Northern Resources Segment, $152 million to the Southern Resources Segment and $29 million to the Manufactured Products Segment. In 2001, $26 million of the $170 million sales to Georgia-Pacific were attributable to the Northern Resources Segment, $138 million to the Southern Resources Segment and $6 million to the Manufactured Products Segment. At December 31, 2003 and 2002, the Operating Partnership had net accounts receivable from Georgia-Pacific of $3 million and $10 million, respectively.

Note 13.    Subsequent Events (Unaudited)

In February 2004, Plum Creek Timberlands, L.P. made a distribution of approximately $62 million to its Parent, Plum Creek Timber Company, Inc.

Since 2001, the Operating Partnership has been a party to a joint operating agreement with Geomet, Inc., a coalbed methane developer, with whom the Operating Partnership jointly explored for and developed coalbed methane gas found on certain of its lands in West Virginia and Virginia. During the first quarter of 2004, the Operating Partnership entered into a binding agreement to sell its working interest in the joint operating agreement to Geomet, Inc. for $27 million. The transaction is scheduled to close in the second quarter of 2004 and expected to result in a gain of $5 million. In addition, the agreement provides for contingent additional sales proceeds of up to $3 million payable in 2008. The Operating Partnership will retain its royalty interest in the project.

Note 14.    Unaudited Selected Quarterly Financial Data

(In Millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
2003
Revenues	$273	$318	$290	$315
Gross Profit	76	103	92	109
Operating Inc	59	84	72	88
Net Income	33	58	45	56

2002
Revenues	$275	$271	$310	$281
Gross Profit	101	99	116	97
Operating Inc	84	82	97	75
Net Income	56	53	70	54

Report of Independent Registered Public Accounting Firm

The Board of Directors and Partners
Plum Creek Timberlands, L.P.

We have audited the accompanying consolidated balance sheets of Plum Creek Timberlands, L.P. as of December 31, 2003 and 2002, and the related consolidated statements of income and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended December 31, 2001 were audited by other auditors whose report, dated January 29, 2002, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Plum Creek Timberlands, L.P. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Seattle, Washington
January
21, 2004

Report of Independent Accountants

To the Board of Directors and Partners of Plum Creek Timberlands, L.P.

In our opinion, the accompanying consolidated statements of income and of cash flows present fairly, in all material respects, the results of operations of Plum Creek Timberlands, L.P. and its cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Seattle, Washington
January 29, 2002

PLUM CREEK TIMBERLANDS, L.P. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Six Months Ended
(In Millions)	June 30, 2004	June 30, 2003
Revenues:
Timber	$335	$315
Real Estate	238	80
Manufacturing	256	191
Other	9	5

Total Revenues	838	591

Costs and Expenses:
Cost of Goods Sold:
Timber	173	160
Real Estate	124	55
Manufacturing	218	195
Other	3	2

Total Cost of Goods Sold	518	412

Selling, General and Administrative	40	36

Total Costs and Expenses	558	448

Gain on Sale of Other Assets	5	--

Operating Income	285	143

Interest Expense, net	56	57

Income before Income Taxes	229	86

Benefit (Provision) for Income Taxes	(17)	5

Net Income	$212	$91

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$328	$260
Restricted Advance from Customer	4	3
Accounts Receivable	44	34
Inventories	54	54
Investment in Grantor Trusts	24	22
Deferred Tax Asset	11	11
Other Current Assets	16	28

	481	412

Timber and Timberlands - Net	3,590	3,674
Property, Plant and Equipment - Net	271	303
Other Assets	7	6

Total Assets	$4,349	$4,395

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$32	$33
Accounts Payable	26	27
Interest Payable	28	28
Wages Payable	16	23
Taxes Payable	24	15
Deferred Revenue	22	16
Liabilities Associated with Grantor Trusts	24	22
Other Current Liabilities	23	15

	195	179

Long-Term Debt	1,408	1,437
Lines of Credit	466	594
Deferred Tax Liability	48	37
Other Liabilities	24	29

Total Liabilities	2,141	2,276
Commitments and Contingencies

EQUITY
Partners' Capital	2,208	2,119

Total Liabilities and Equity	$4,349	$4,395

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
(In Millions)	June 30, 2004	June 30, 2003
Cash Flows From Operating Activities:
Net Income	$212	$91
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	51	51
Basis of Real Estate Sold
(Including Impairment Losses of $19 in 2004 and $9 in 2003)	114	49
Deferred Income Taxes	12	(5)
Gain on Sale of Other Assets	(5)	--
Working Capital Changes	16	5
Other	(3)	(1)

Net Cash Provided By Operating Activities	397	190

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(32)	(38)
Timberlands Acquired
(Including Tax-Deferred Exchange Proceeds, Net)	(39)	(17)
Proceeds from Sale of Other Assets	27	--

Net Cash Used In Investing Activities	(44)	(55)

Cash Flows From Financing Activities:
Cash Distributions	(125)	(172)
Borrowings of Long-term Debt and Lines of Credit	1,227	1,278
Repayments of Long-term Debt and Lines of Credit	(1,387)	(1,244)

Net Cash Used In Financing Activities	(285)	(138)

Increase (Decrease) In Cash and Cash Equivalents	68	(3)

Cash and Cash Equivalents:
Beginning of Period	260	246

End of Period	$328	$243

See accompanying Notes to Consolidated Financial Statements

PLUM CREEK TIMBERLANDS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Basis of Presentation

Plum Creek Timberlands, L.P. is a Delaware Limited Partnership and a wholly owned subsidiary of Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. (“Parent”) is a Delaware Corporation and real estate investment trust, or REIT. References herein to “the Operating Partnership,” “we,” “us” or “our” relate to Plum Creek Timberlands, L.P. and all of its wholly owned consolidated subsidiaries; references to “Plum Creek” relate to Plum Creek Timber Company, Inc. and its wholly owned subsidiaries.

As of June 30, 2004, the Operating Partnership owned and managed 7.7 million acres of timberlands in the Northwest, Southern and Northeast United States, and owned and operated ten wood product conversion facilities in the Northwest United States.

The consolidated financial statements of the Operating Partnership include the accounts of Plum Creek Timberlands, L.P. and its subsidiaries. The Operating Partnership is 100% owned by Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. has no independent assets, liabilities or operations other than its investment in Plum Creek Timberlands, L.P. Intercompany transactions and accounts between Plum Creek Timberlands, L.P. and its subsidiaries have been eliminated in consolidation. All transactions are denominated in United States dollars.

Revenues from sales of timberlands are recognized upon closing of sales contracts in accordance with the full accrual method provided for in the Statement of Financial Accounting Standard No. 66, “Accounting for Sales of Real Estate.” Broker commissions and closing costs of our Real Estate Segment are included in cost of goods sold. Substantially all real estate transactions are settled in cash at closing. The Operating Partnership may sell timberlands to a single buyer under a multi-period contract covering a series of prescheduled closings and/or options. Under the multi-period contracts, once title and risk of loss have transferred to the buyer for individual properties, the properties sold cannot be returned for a refund. However, deposits for future closings under multi-period contracts may be refunded under certain circumstances. The Operating Partnership treats each closing under a multi-period arrangement as a separate sale and recognizes revenue in accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

Plum Creek Timber Company, L.P. is a limited partnership and therefore is not subject to income tax. Plum Creek Timber Company, L.P.‘s taxable income is allocated 100% to Plum Creek Timber Company, Inc. Plum Creek Timber Company, Inc. has elected to be taxed as a REIT under sections 856-860 of the United States Internal Revenue Code. A REIT’s income, including its allocated share of taxable income from partnerships, is generally not subject to corporate-level income tax if it satisfies certain requirements as set forth in the Internal Revenue Code. Plum Creek conducts its activities through various wholly owned operating partnerships. The activities of the operating partnerships consist primarily of sales of timber under pay-as-cut contracts, and the income from such sales is not subject to corporate income tax. In addition, our various taxable REIT subsidiaries (subchapter “C” corporations) harvest and sell logs, purchase and sell timber under pay-as-cut contracts or lump-sum sales, conduct our manufacturing operations and sell some higher and better use lands. The Operating Partnership’s tax provision includes the tax expense and/or benefit associated with Plum Creek’s various taxable REIT subsidiaries, as well as any tax expense and/or benefit incurred by the REIT (e.g., built-in gains tax) and allocated to Plum Creek Timber Company, L.P. and/or its subsidiaries that caused the related income tax expense or benefit. As a result, the effective tax rate for the Operating Partnership is lower than the federal statutory rate because certain of the REIT’s income is not subject to corporate-level income tax.

The interim consolidated financial statements are unaudited and do not contain all of the information required by accounting principles generally accepted in the United States of America to be included in a full set of financial statements. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Plum Creek Timberlands, L.P. for the three years ended December 31, 2003. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included. All such adjustments are of a normal and recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

Note 2. Timber and Timberlands, Property, Plant and Equipment, and Inventory

Timber and timberlands consisted of the following (in millions):

	June 30, 2004	December 31, 2003
Timber and logging roads - net	$2,359	$2,404
Timberlands	1,231	1,270

Timber and Timberlands - net	$3,590	$3,674

During the six months ended June 30, 2004, the Operating Partnership recorded a $19 million impairment loss on proposed sales of timberlands as a part of cost of goods sold, compared to a $9 million impairment loss during the same period of 2003. The $19 million impairment loss recognized in 2004 relates to approximately 56,000 acres of timberlands with a book basis of $36 million. Sales on 51,000 acres of these timberlands closed during the six months ended June 30, 2004; the remaining 5,000 acres are expected to be sold during 2004. The $9 million impairment loss recognized in 2003 relates to approximately 29,000 acres of non-strategic timberlands with a book basis of $22 million, which the Operating Partnership sold during the six months ended June 30, 2003.

Property, plant and equipment consisted of the following (in millions):

	June 30, 2004	December 31, 2003
Land, buildings and improvements	$82	$81
Machinery and equipment	285	304

	367	385
Accumulated depreciation	(96)	(82)

Property, Plant and Equipment - net	$271	$303

Inventories, accounted for using the lower of average cost or market, consisted of the following (in millions):

	June 30, 2004	December 31, 2003
Raw materials (logs)	$12	$10
Work-in-process	3	4
Finished goods	29	31

	44	45
Supplies	10	9

Total	$54	$54

Note 3. Borrowings

In January of 2004, the Operating Partnership refinanced its revolving line of credit with a new $650 million facility maturing January 15, 2009. As of June 30, 2004, the interest rate for the new facility was LIBOR plus 1.00%, which included facility fees. This rate can range from LIBOR plus 0.75% to LIBOR plus 1.625% depending on our financial results. Subject to customary covenants, the line of credit allows for borrowings from time to time up to $650 million, including up to $50 million of standby letters of credit. Borrowings on the line of credit fluctuate daily based on cash needs. As of June 30, 2004, the Operating Partnership had $466 million of borrowings and $6 million of standby letters of credit outstanding; $178 million remained available for borrowing under our line of credit. On July 1, 2004, $325 million of the borrowings under our line of credit was repaid.

Note 4.    Employee Pension Plan

Plum Creek Timber Company, Inc. provides defined benefit pension plans that cover substantially all employees of the Operating Partnership. Employee pension and retirement plan obligations and costs are allocated to the Operating Partnership.

The components of net periodic benefit cost were as follows for the six months ended June 30 (in millions):

	2004	2003
Service cost	$3	$3
Interest cost	3	3
Expected return on plan assets	(3)	(3)

Net periodic benefit cost	$3	$3

Note 5. Stock-Based Compensation

Plum Creek Timber Company, Inc. has a stock-based compensation plan. Certain executives and key employees of the Operating Partnership are covered by these plans. All of Plum Creek’s activities are conducted through the Operating Partnership. Therefore, all stock-based compensation expense is allocated to the Operating Partnership. Proceeds from the exercise of Plum Creek Timber Company, Inc. stock options are retained by Plum Creek Timber Company, Inc.

The Operating Partnership expenses stock-based employee compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under the prospective method adopted by the Operating Partnership in 2002, stock-based employee compensation cost is recognized using the fair value method for all employee awards granted, modified, or settled on or after January 1, 2002. The Operating Partnership recognized stock-based compensation expense of approximately $2 million during each of the six-month periods ended June 30, 2004 and 2003. Had the Operating Partnership used the fair value method of accounting for all stock-based compensation, net income for each of the six-month periods ended June 30, 2004 and 2003 would have been reduced by $0.2 million.

Note 6. Segment Information

The table below presents information about reported segments for the six months ended June 30 (in millions):

	Northern Resources	Southern Resources	Real Estate (A)	Manufactured Products	Other (B)	Total
2004
External revenues	$115	$220	$238	$256	$9	$838
Intersegment revenue	42	--	--	--	--	42
Depreciation, depletion and
amortization	14	23	--	14	--	51
Operating income	48	101	114	34	6	303

2003
External revenues	$104	$211	$80	$191	$5	$591
Intersegment revenue	40	--	--	--	--	40
Depreciation, depletion and
amortization	12	25	--	13	1	51
Operating income (loss)	38	104	25	(9)	3	161

(A)	During 2003, we completed an evaluation of our timberlands in which we identified approximately 1.4 million acres of non-strategic timberlands and approximately 1.35 million acres of higher and better use timberlands. Approximately half of the non-strategic timberlands are made up of large blocks of property that are expected to be sold over the next two years. The other half of non-strategic timberlands consists generally of smaller properties that are expected to be sold over the next five to ten years. In the meantime, these timberlands continue to be used productively in our business of growing and selling timber. Of the 700,000 acres of large, non-strategic timberlands 255,000 acres were sold during the six months ended June 30, 2004. Revenues from these large, non-strategic timberlands were $133 million for the six months ended June 30, 2004.

During the six months ended June 30, 2004, the Real Estate segment recorded a $19 million impairment loss as a part of cost of goods sold on proposed sales of timberlands, compared to a $9 million impairment loss during the same period of 2003. See Note 2 of the Notes to Financial Statements.

(B)	Since 2001, Operating Partnership has been a party to a joint operating agreement with Geomet, Inc., a coalbed methane developer, with whom the Operating Partnership jointly explored for and developed coalbed methane gas found on certain of its lands in West Virginia and Virginia. During 2004, the Operating Partnership sold its working interest in the joint operating agreement to Geomet, Inc. for $27 million. The resulting gain of $5 million before income taxes is included as Gain on Sale of Other Assets in our operating income for the six months ended June 30, 2004. In addition, the agreement provides for contingent additional sales proceeds of up to $3 million payable in 2008. Operating income from our working interest in the joint operating agreement was less than $1 million annually. The Operating Partnership retained its royalty interest in the project.

A reconciliation of total operating income to income before income taxes is presented below for the six months ended June 30 (in millions):

	2004	2003
Total segment operating income	$303	$161
Interest expense, net	(56)	(57)
Corporate and other unallocated expenses	(23)	(18)
Gain on sale of other assets	5	--

Income before income taxes	$229	$86

Note 7.    Commitments and Contingencies

Contingencies.   The Operating Partnership is subject to regulations regarding forest and harvest practices and is, from time to time, involved in various legal proceedings, including environmental matters, incidental to its business. While administration of current regulations and any new regulations or proceedings have elements of uncertainty, it is anticipated that no pending legal proceedings or regulatory matters will have a materially adverse effect on the financial position, results of operations or liquidity of the Operating Partnership.

Environmental Contingencies.   In connection with The Timber Company Merger in 2001, Plum Creek agreed to indemnify Georgia-Pacific for substantially all of the liabilities attributed to The Timber Company. During the fourth quarter of 2003, Georgia-Pacific provided the Operating Partnership with information for the first time about the existence of mine tailings and approximately 4.5 billion gallons of acidic surface water on approximately 90 acres in Hot Spring County, Arkansas on former Georgia-Pacific properties. Barite mining and related activities were conducted on the site between 1939 and 1981 in part by lessees of an entity that was acquired by Georgia-Pacific. The environmental issues associated with this site are currently being investigated and no remediation plan has yet been approved. There is not sufficient information, therefore, to adequately assess the costs, if any, associated with this matter or Georgia-Pacific’s degree of responsibility. No amounts have been accrued for this potential liability, as the Operating Partnership’s liability, if any, in this matter cannot be reasonably determined at this time. Furthermore, to the extent the Operating Partnership is required to indemnify Georgia-Pacific for its share of the remediation costs the Operating Partnership may be able to recover a portion of its cost from Georgia-Pacific’s insurance policy, or indemnity obligations of various lessees that conducted mining operations on the property, or both.